Ex. 77C

  RESULTS OF SHAREHOLDER MEETING

  Special meetings of Shareholders of the Kayne
  Anderson Rudnick  Funds were held on January
  24, 2002 and February 8, 2002 to approve the following matter:

     1.     Approve the new Investment Management
     Agreement between the Trust, on behalf of each fund, and Kayne Anderson Rudnick
     Investment Management, LLC (the
     "manager"), pursuant to which the Manger will act as adviser with respect to the assets of the Fund, to become effective upon the closing of the proposed acquisition of a majority ownership interest in the Manager by Phoenix Investment Partners, Ltd and/or one or more of its affiliates.

  On the record date for these meetings, the shares
  outstanding and percentage of shares outstanding
  and entitled to vote that were present by proxy were
  as follows:
                                                       Percentage
                                                       present
  Fund
                 Shares
  outstanding              by
  proxy
  Kayne Anderson Rudnick Large Cap Fund
                 6,639,200
                 52.38%
  Kayne Anderson Rudnick Intermediate Total
  Return Bond Fund         3,667,079
                 55.82%
  Kayne Anderson Rudnick California Intermediate
  Tax-Free Bond Fund  3,250,755
            70.12%
  Kayne Anderson Rudnick Small-Mid Cap Fund
                 5,308,489
                 50.87%
  Kayne Anderson Rudnick International Fund
                 5,120,084
                 61.89%


  NUMBER OF VOTES:


                 For
       Against        Abstain

  Approve new Investment Management Agreement
  Kayne Anderson Rudnick Large Cap Fund
                 3,463,785
       13,689         470
  Approve new Investment Management Agreement
  Kayne Anderson Rudnick Intermediate Total
  Return Bond Fund         2,052,727
       -         -
  Approve new Investment Management Agreement
  Kayne Anderson Rudnick California Intermediate
  Tax-Free Bond Fund  2,240,283      39,521
            -
  Approve new Investment Management Agreement
  Kayne Anderson Rudnick Small-Mid Cap Fund
                 2,641,044
       22,742         37,673
  Approve new Investment Management Agreement
  Kayne Anderson Rudnick International Fund
                 3,134,376
       25,571         9,894

  A Special meeting of Shareholders of the Phoenix-
  Kayne Funds was held on November 5, 2002 to approve the following matter:

     1.     To reconstitute the Board of Trustees
     ("Board") so as to fix at five the number of trustees, and to elect five trustees to such Board to serve until the next meeting of shareholders at which trustees are elected.

  On the record date for this meeting, there were 345,981,020 shares outstanding and 81.97% of the shares outstanding and entitled to vote that were present by proxy.

  NUMBER OF VOTES:


       For       Withheld

     1.     Election of Trustees

  E.Virgil Conway
       281,547,198    2,037,358
  Harry Dalzell-Payne
       281,547,198    2,037,358
  Phillip R. Mcloughlin
       281,547,198    2,037,358
  Geraldine M. McNamara
       281,547,198    2,037,358
  Everett L. Morris
       281,547,198    2,037,358